EXCHANGE AGREEMENT

by and among

MEDTAINER, INC.,

ADVANCED CONTAINER TECHNOLOGIES, INC.

and

the Shareholders Signatories to this Agreement

Dated as of August 14, 2020

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT, dated as of August 14, 2020 (the “Agreement”), by and among MEDTAINER, INC., a Florida corporation (“MDTR”), ADVANCED CONTAINER TECHNOLOGIES, INC., a California corporation (“ACT”), and the Shareholders of ACT signatories to this Agreement (the “Shareholders” and each of them a “Shareholder”),

WITNESSETH:

WHEREAS, MDTR desires to exchange shares of MDTR Common Stock for the shares of the ACT Common Stock held by the Shareholders, on the terms and conditions set forth herein, such exchange being the “Exchange”; and

WHEREAS, the Shareholders are willing so to exchange their shares of ACT Common Stock, on such terms and conditions; and

WHEREAS, the parties intend that the Exchange qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of said Section 368,

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions.

(a)       For purposes of this Agreement, the following terms shall have the following meanings:

“ACT Charter Documents” means the articles of incorporation and by-laws of ACT, as amended on the date of this .

“ACT Common Stock” means the common stock, without par value, of ACT.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or other day on which banks in the City of Los Angeles, California, are authorized or required by Law to be closed.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

“DH” means Douglas P. Heldoorn, who is the Chief Executive Officer and a director of MDTR.

“DH Employment Agreement” means the Employment Agreement, dated as of July 31, 2020, by and between MDTR and DH.

“Equity Securities” has the meaning ascribed to it in Section 3(a)(11) of the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Notice” means the Issuer Company-Related Action Notification Form to be filed by MDTR with FINRA in relation to the change of MDTR’s corporate name and the reverse split of the outstanding shares of MDTR Common Stock as set forth in and to be effected by the filing of the MDTR Certificate of Amendment with the Florida Secretary of State, in each case as contemplated by Section 6.02.

“Florida Secretary of State” means the Secretary of State of the State of Florida.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“GP Agreement” means the Distributorship Agreement, dated as of August 6, 2020, by and between ACT and GP Solutions, Inc., a Nevada corporation.

“Judgment” means any outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority.

“Knowledge” means, with respect to a Person that is a natural person, his actual knowledge, and, with respect to a Person that is not a natural person, the actual knowledge of its most senior executive officer, its managers or its partners.

“Law” means all state or federal laws, foreign laws, common law, statutes, ordinances, codes, rules or regulations enacted, adopted, promulgated, imposed or applied by any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, determined or determinable, secured or unsecured, disputed or undisputed, or subordinated or unsubordinated, including those arising under any Law, action, claim, suit, proceeding, arbitration, subpoena, civil investigative demand or Governmental Authority investigation, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority, and those arising under any contract, arrangement or undertaking.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, security interest or other restriction of any kind or nature, whether based on Law or contract.

“Majority Series A Holders” mean the holders of the majority of the voting power of the MDTR Series A Shares.

“Material Contract” means: (i) any Contract relating to or evidencing indebtedness of a Person, including mortgages, other grants of security interests, guarantees or notes, (ii) any Contract pursuant to which such Person has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any other Person, (iii) any Contract with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, (iv) any Contract with any Related Party of such Person, (v) any employment, severance, consulting, relocation, or other agreement or contract, (vi) any employee benefit plan, (vii) any Contract that limits, or purports to limit, in any material respect, the right of such Person to engage in any line of business or with any other Person or in any geographic area or during any period of time, or that restricts the right of such Person to sell to or purchase from any other Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, (viii) any Contract pursuant to which such Person is the lessee or lessor of, or holds, uses, or makes available for use to any other Person, (A) any real property or (B) any tangible personal property, (ix) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property, (x) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of such Person or any predecessor Person, (xi) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to such Person; (xii) any Contract with any labor union, (xiii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or Equity Securities or other ownership interests of, such Person, (xiv) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years, (xv) any Contract that is (or would be if a party were subject to the reporting requirements under the Exchange Act) a “material contract” (as that term is defined in Item 601(b)(10) of Regulation S-K), (xvi) any commitment to become a party to an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K) and (xvii) any other Contract, whether or not made in the ordinary course of business, that (A) involves a future or potential liability or receivable, as the case may be, in excess of $1,000 over the current Contract term, (B) has a term greater than one (1) year and may not be terminated by such Person without penalty upon notice of thirty (30) days or less or (C) might result in payments to such Person in excess of $1,000.

“MDTR Certificate of Amendment” means the certificate of amendment to MDTR’s articles of incorporation substantially in the form annexed hereto as Exhibit A.

“MDTR Charter Documents” means the articles of incorporation and by-laws of MDTR, as amended on the date of this Agreement.

“MDTR Common Stock” means the common stock, par value $0.00001 per share, of MDTR.

“MDTR Documents” means (i) all documents described in Section (b)(2)(ii) of Rule 502 promulgated under the Securities Act, to the extent applicable to MDTR, including its Annual Report on Form 10-K for the year ended December 31, 2019, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and (iii) the DH Employment Agreement.

“MDTR Stock Plan” means the 2018 Incentive Award Plan of MDTR.

“MDTR Series A Preferred Stock” means the Series A Convertible Preferred Stock of MDTR.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Prohibited Person” means (i) a Person described in Sections (d)(1)(i) through and including (d)(1)(viii) of Rule 506 promulgated under the Securities Act or (ii) a Person described in, or involved in any of the events described in, Item 401(f) of Regulation S-K.

“Regulation S-K” means Regulation S-K promulgated by the SEC under the Securities Act.

“Related Party” means (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), and (iii) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (b) with respect to any Person that is an individual, (i) each other member of such individual’s immediate family and (ii) any Person with respect to which such Person serves as a director, officer, partner, executor, or trustee (or in any other similar capacity) and (c) any “associate” (as that term is defined in Rule 405 promulgated under the Securities Act) of such Person.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shareholders’ Representative” means the holder of the largest number of shares of ACT Common Stock on the date when this Agreement has been signed by all of the parties, in the event of his refusal or inability to serve or his resignation, the holder of the next largest number thereof or a Shareholder appointed by the holders of the majority voting power of the ACT Common Stock.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges, in each case in the nature of a tax, (together with any and all interest, penalties and additions to tax)imposed by any Governmental Authority.

(b)       In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	5.05
ACT	Preamble
ACT Securities	4.02(b)
Action	9.06(b)
Bankruptcy and Equity Exception	3.01(a)
Closing	2.02(a)
Closing Date	2.02(a)
Code	Recitals
Exchange	Recitals
MDTR	Preamble
MDTR SEC Documents	3.07(a)
MDTR Securities	3.02(b)
MSub	6.03
Restraints	7.01(a)
Shareholder	Preamble
Subject Shares	5.02(a)
Termination Date	8.01(b)

ARTICLE II

The Exchange

Section 2.01 The Exchange. On the terms set forth in this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VII, at the Closing, the Shareholders will sell, assign, transfer and deliver to MDTR, and MDTR will accept from the Shareholders, all and only all of the shares of ACT Common Stock held by them, and MDTR will issue and deliver to the Shareholders, and the Shareholders will accept from MDTR, in exchange for their shares of ACT Common Stock, 50,000,000 shares of MDTR Common Stock, such that each Shareholder will have issued and delivered to him a number of shares of MDTR Common Stock equal to 50,000,000, multiplied by a fraction, the numerator of which shall be the number of shares of ACT Common Stock held by him on the Closing Date and the denominator of which shall be the number of shares of ACT Common Stock held by all of the Shareholders on the Closing Date. No fractional shares shall be issued as a result of the Exchange, but instead, any fraction of a share shall be rounded up or rounded down to the nearest whole share.

Section 2.02 Closing.

(a)        The closing of the Exchange (the “Closing”) shall occur immediately following the satisfaction of all of the conditions to the Closing set forth in Article VII of this Agreement or, to the extent permitted by applicable Law, the waiver of one or more conditions by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of MDTR at its address set forth in Section 9.09, or at such other place, time and date as shall be agreed between MDTR and the Shareholders’ Agent (the date on which the Closing occurs, being the “Closing Date”).

(b)        At the Closing:

(i)        Each Shareholder shall deliver to MDTR:

(A)       a certificate representing all of the shares of ACT Common Stock held by him, duly endorsed, free and clear of all Liens, and

(B)       the certificate to be delivered in satisfaction of the condition precedent set forth in Section 7.02(f).

The Closing shall not be completed until all of the shares of ACT Common Stock shall have been delivered to MDTR.

(ii)        MDTR shall deliver to the Shareholders’ Representative:

(A)       a certificate of MDTR’s transfer agent indicating that the number of shares of MDTR Common Stock that each Shareholder is entitled to receive in the Exchange, determined as provided in Section 2.01, have been issue and registered in his name, free and clear of all Liens, and

(B)       the certificate to be delivered by it in satisfaction of the condition precedent set forth in Section 7.03(e).

(iii)       ACT shall deliver:

(A)       to MDTR the certificate to be delivered by it in satisfaction of the condition precedent set forth in Section 7.02(f) and

(B)        to the Shareholders the certificate to be delivered by it in satisfaction of the condition precedent set forth in Section 7.03(e).

(iv)       MDTR shall deliver to the Shareholders’ Representative a receipt for the items received by MDTR pursuant to Section 2.02(a)(i).

(v)       The Shareholders’ Representative shall deliver to MDTR a receipt for the items received by him pursuant to Section 2.02(a)(ii).

(vi)       Each Shareholder hereby nominates, constitutes and appoints the Shareholders’ Representative and his successors as such Shareholder’s true and lawful agent and attorney in fact, to act for such Shareholder with respect to all matters in connection with this Agreement, provided that the Shareholders’ Representative shall not have power to amend this Agreement in any respect that increases the obligations or reduces the rights of any Shareholder or changes the rights or obligations of any Shareholder such that they shall be different from the rights and obligations of any other Shareholder.

ARTICLE III

Representations and Warranties of MDTR

MDTR represents and warrants to each of the Shareholders as of the date of this Agreement and as of the Closing Date (except to the extent that a representation and warranty is made only as of a specified date, in which case such representation and warranty is made as of such date) that:

Section 3.01 Incorporation; Authority; Noncontravention.

(a)        MDTR is a corporation validly existing and in good standing under the Laws of the State of Florida. MDTR has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by MDTR of this Agreement and the consummation by it of the Exchange have been duly authorized and no other corporate action on the part of MDTR or action on the part of its shareholders is necessary to authorize the execution, delivery and performance by MDTR of this Agreement and the consummation by it of the Exchange. This Agreement has been duly executed and delivered by MDTR and, assuming due authorization, execution and delivery of this Agreement by ACT and the Shareholders, constitutes the legal, valid and binding obligation of MDTR, enforceable against MDTR in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)        Neither the execution and delivery of this Agreement by MDTR, nor the consummation by MDTR of the Exchange, nor performance or compliance by MDTR with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the MDTR Charter Documents or (ii) assuming that the consents and approvals referred to in Section 3.03 are obtained prior to the Closing Date, violate any Law or Judgment applicable to MDTR, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of MDTR to consummate the Exchange.

Section 3.02 Capitalization.

(a)        The authorized capital stock of MDTR consists of 100,000,000 shares of MDTR Common Stock and 10,000,000 shares preferred stock, issuable in series, of which 1,000,000 shares have been designated MDTR Series A Preferred Stock. As of the date of this Agreement, (i) 77,085,272 shares of MDTR Common Stock were issued and outstanding, (ii) 315,000 shares of MDTR Common Stock were reserved for issuance under the MDTR Stock Plan and (iii) 1,000,000 shares of MDTR Series A Preferred Stock were outstanding.

(b)        Except as described in this Section 3.02, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, MDTR, (ii) no outstanding securities of MDTR convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, MDTR, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from MDTR, or that obligate MDTR to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, MDTR, (iv) no obligations of MDTR to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, MDTR (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “MDTR Securities”) and (v) no obligations of MDTR or any of its Subsidiaries to make any payments based on the price or value of any MDTR Securities.

Section 3.03 Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by MDTR, the performance by MDTR of its obligations hereunder and the consummation by MDTR of the Exchange, except for (a) the filing of the MDTR Certificate of Amendment with the Florida Secretary of State, (b) the completion of the processing by FINRA Notice and (c) such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of MDTR to consummate the Exchange.

Section 3.04 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with this Agreement or the Exchange based upon arrangements made by or on behalf of MDTR or any of its Subsidiaries.

Section 3.05 Exchange of Securities. Assuming the accuracy of the representations and warranties of each of the Shareholders set forth in Section 5.05, the Exchange is exempt from the registration and prospectus delivery requirements of the Securities Act.

Section 3.06 Status of Securities. The shares of MDTR Common Stock to be issued and delivered to the Shareholders at the Closing will be newly issued and, upon such delivery, be validly issued, fully paid and nonassessable.

Section 3.07 MDTR SEC Documents.

(a)        Since January 1, 2018, MDTR has filed with or furnished to the SEC all material forms, schedules, prospectuses, registration statements, reports and other documents required to be filed or furnished by it with the SEC (the “MDTR SEC Documents”). As of their respective dates, or, if amended or superseded, as of the date of such amendment or supersession, (i) the MDTR SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (ii) none of the MDTR SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. No executive officer of MDTR has failed to make the applicable certifications, if any, required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any MDTR SEC Document, except as disclosed in certifications filed with the MDTR SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by MDTR relating to the MDTR SEC Documents.

(b)       The consolidated financial statements (including all related notes and schedules) of MDTR included in the MDTR SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) fairly present in all material respects the consolidated financial position of MDTR and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence or incompleteness of notes and to any other adjustments described therein, including in any notes thereto), (iii) have been prepared in all material respects in accordance with the books and records of MDTR and its consolidated Subsidiaries and (iv) have been prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and to the absence or incompleteness of notes).

(c)        None of MDTR or its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangement” (as that term is defined in Item 303(a) of Regulation S-K other than those which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of MDTR to consummate the Exchange or has had or would reasonably be expected to have, a material adverse effect on the business, assets, properties, results of operation or financial condition of MDTR and its Subsidiaries, taken as a whole.

Section 3.08 No Undisclosed Liabilities. Except (a) as reflected or expressly reserved against in MDTR’s financial statements or the notes thereto, included in the MDTR SEC Documents filed with the SEC and publicly available prior to the date of this Agreement, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of such financial statements and (c) for Liabilities arising out of or in connection with this Agreement, none of MDTR or its Subsidiaries has any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of MDTR and its consolidated subsidiaries prepared in accordance with GAAP, as in effect on the date of this Agreement, other than those which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of MDTR to consummate the Exchange or has had or would reasonably be expected to have, a material adverse effect on the business, assets, properties, results of operation or financial condition of MDTR and its Subsidiaries, taken as a whole.

Section 3.09 Material Contract. Among MDTR’s Material Contracts is the Employment Agreement, dated as of July 15, 2020, by and between MDTR and DH, which has been filed with the SEC.

Section 3.10 Concerning Prohibited Persons. Neither DH nor any of his Related Parties is a Prohibited Person.

Section 3.11 Disclaimer. Except as set forth in this Article III, neither MDTR nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the MDTR Common Stock, MDTR or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Shareholders any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Each Shareholder and ACT acknowledge that he and it is not executing this Agreement in reliance upon any representation or warranty not explicitly set forth in this Article III.

ARTICLE IV

Representations and Warranties of ACT

ACT represents and warrants to MDTR and each of the Shareholders as of the date of this Agreement and as of the Closing Date (except to the extent that a representation and warranty is made only as of a specified date, in which case such representation and warranty is made as of such date) that:

Section 4.01 Organization; Authority; Noncontravention.

(a)        ACT is a corporation validly existing and in good standing under the Laws of the State of California. ACT has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by ACT of this Agreement have been duly authorized and no other corporate action on the part of ACT or action on the part of its shareholders is necessary to authorize the execution, delivery and performance by ACT of this Agreement and the consummation by it of the Exchange. This Agreement has been duly executed and delivered by ACT and, assuming due authorization, execution and delivery of this Agreement by MDTR and the Shareholders, constitutes the legal, valid and binding obligation of ACT, enforceable against in accordance with its terms, subject to the Bankruptcy and Equity Exception. ACT has no Subsidiaries.

(b)        Neither the execution and delivery of this Agreement by ACT, nor the performance or compliance by ACT with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the ACT Charter Documents or (ii) assuming that the consents and approvals referred to in Section 4.02 are obtained prior to the Closing Date, violate any Law or Judgment applicable to ACT, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of ACT to perform its obligations under this Agreement.

Section 4.02 Capitalization.

(a)        The authorized capital stock of ACT consists of 50,000,000 shares of ACT Common Stock. As of the date of this Agreement, there are 50,000,000 shares of ACT Common Stock issued and outstanding and no shares of ACT Common Stock are reserved for issuance to any Person. All of the issued and outstanding shares of ACT Common Stock are validly issued, fully paid and nonassessable.

(b)        Except as described in this Section 4.02, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, ACT, (ii) no outstanding securities of ACT convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, ACT, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from ACT, or that obligate ACT to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, ACT, (iv) no obligations of ACT to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, ACT (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “ACT Securities”) and (v) no other obligations by ACT to make any payments based on the price or value of any ACT Securities.

Section 4.03 Shareholders. On the Closing Date, there will be no holder of ACT Common Stock who is not a party to this Agreement as a Shareholder. Each Shareholder is the record owner of the number of shares of Act Common Stock shown beneath his signature to this Agreement next to the caption “Number of Shares.”

Section 4.04 Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by ACT and its performance of its obligations hereunder, except for such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform such obligations.

Section 4.05 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with this Agreement or the Exchange based upon arrangements made by or on behalf of ACT.

Section 4.06 The GP Agreement. The GP Agreement is valid, binding and in full force and effect with respect to the ACT, and, to the Knowledge of ACT, GP. ACT is not, and to the Knowledge of ACT, GP is not, in breach or violation of, or default under, the GP Agreement. To the Knowledge of ACT, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default on the part of ACT or GP. The GP Agreement has not been amended and ACT has not agreed to amend it.

Section 4.07. Material Contracts. Except for this Agreement and the GP Agreement, ACT is not a party to any Material Contract.

Section 4.08 No Undisclosed Liabilities. Except for Liabilities arising out of or in connection with this Agreement or the GP Agreement, or as disclosed in writing to MDTR, the Liabilities of ACT do not exceed $10,000 in the aggregate.

Section 4.09 Prohibited Persons. None of the Persons whose names appear in Sections 7.01(e) and (f) or any of their respective Related Parties is a Prohibited Person, provided that ACT makes no such representation and warranty with respect to DH.

Section 4.10 MDTR Documents. ACT has received, read and understands the MDTR Documents, the DH Employment Agreement and the certificate of amendment to MDTR’s articles of incorporation whereby the MDTR Series A Preferred Stock was created.

Section 4.11 Disclaimer. Except as set forth in this Article IV, neither ACT nor any Person acting on its behalf makes any other express or implied representation or warranty with respect to ACT Common Stock, ACT or its business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to MDTR or the Shareholders of any documentation, forecasts or other information with respect to any one or more of the foregoing. MDTR and each Shareholder acknowledges that it or he is not executing this Agreement in reliance upon any representation or warranty not explicitly set forth in this Article IV.

ARTICLE V

Representations and Warranties of the Shareholders

Each of the Shareholders represents and warrants to MDTR and to each of the other Shareholders as of the date of this Agreement and as of the Closing Date (except to the extent that a representation and warranty is made only as of a specified date, in which case such representation and warranty is made as of such date) that:

Section 5.01 Authority; Noncontravention.

(a)        He is competent and has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the Exchange, insofar as it relates to him. The execution, delivery and performance by him of this Agreement and the consummation by him of the Exchange, insofar as it relates to him, has been duly authorized and no other action on his part is necessary to authorize the execution, delivery and performance by him of this Agreement and the consummation by him of the Exchange, insofar as it relates to him. This Agreement has been duly executed and delivered by him and, assuming due authorization, execution and delivery of this Agreement by MDTR, ACT and the Shareholders other than him, constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, subject to the Bankruptcy and Equity Exception. If his shares of ACT Common Stock constitute community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, the execution, delivery and performance of this Agreement, and his consummation of the Exchange, have been duly authorized by, and, assuming the due authorization, execution and delivery by him, MDTR, ACT and the Shareholders other than him, constitute the legal, valid and binding obligations of his spouse, enforceable against such spouse in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b)        Neither his execution and delivery of this Agreement, nor the consummation by him of the Exchange, nor performance or compliance by him with any of the terms or provisions of this Agreement, will, assuming that the consents and approvals referred to in Section 5.03 are obtained prior to the Closing Date, violate any Law or Judgment applicable to him, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on his ability to consummate the Exchange.

Section 5.02 Ownership; Title to Shares.

(a)        He is the sole beneficial owner of, and has sole voting and dispositive power over, the number of shares of ACT Common Stock to be sold, assigned, transferred and set over by him to MDTR pursuant to the Exchange, which number is set forth beneath his signature to this Agreement next to the caption “Number of Shares” (the “Subject Shares”).

(b)        He (i) holds and has good and valid title to the Subject Shares and the certificates representing such shares, free and clear of any Liens and (ii) is the record and beneficial owner thereof. Assuming that MDTR has the requisite power and authority to be the lawful owner of the Subject Shares, upon delivery to MDTR at the Closing of certificates representing such shares, duly endorsed by him for transfer to MDTR, good and valid title to such shares will pass to MDTR, free and clear of any Liens.

(c)        The Subject Shares are not subject to any agreement or arrangement restricting the transfer thereof, including any investors’ rights agreement, pre-emption agreement, right of first refusal agreement, right to first offer agreement, right of first negotiation agreement, subscription rights agreement, right of co-sale agreement or right of consent agreement. He is not a party to any voting agreement or other agreement or arrangement relating to the ownership, voting, dividend right or disposition with respect to the Subject Shares or the shares of MDTR Common Stock to be received by him upon consummation of the Exchange and has not granted any proxy with respect to any of the Subject Shares of MDTR Series.

Section 5.03 Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by him, the performance by him of his obligations hereunder and the consummation by him of the Exchange, insofar as it relates to him, except for such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on his ability to consummate the Exchange, insofar as it relates to him.

Section 5.04 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with this Agreement or the Exchange based upon arrangements made by him or on his behalf.

Section 5.05 Acquisition for Investment; Prohibited Persons. He represents and/or acknowledges that:

(i)           the shares of MDTR Common Stock to be acquired by him upon the consummation of the Exchange (the “Acquired Shares”) will not have been registered under the Securities Act or any other applicable securities Laws and cannot be resold without registration under the Securities Act or an exemption therefrom;

(ii)           MDTR was a company described in Section (i) of Rule 144 promulgated under the Securities Act and the exemption from registration afforded by Rule 144 will not be available for the resale of the Acquired Shares if MDTR again becomes such a company, ceases to be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act or fails to file reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act;

(iii)         he is acquiring the Acquired Shares in exchange for the Subject Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute the Acquired Shares to any Person;

(iv)          he has such knowledge and experience in financial and business matters and in investments of this type that he is capable of evaluating the merits and risks of his investment in the Acquired Shares and of making an informed investment decision without the assistance of any other Person;

(v)            he is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(vi)          he has been furnished with or has had full access to all the information that he considers necessary or appropriate to make an informed investment decision with respect to the Acquired Shares, including the MDTR SEC Reports;

(vii)       without limiting the generality of Section 5.05(vi), he has received from MDTR copies of all documents described in Section (b)(2)(ii) of Rule 502 promulgated under the Securities Act, to the extent applicable to MDTR, including its Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as the DH Employment Agreement and the certificate of amendment to MDTR’s articles of incorporation whereby the MDTR Series A Preferred Stock was created;

(viii)     he has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Exchange and to obtain any additional information which MDTR possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished to the Shareholder under said Section (b)(2)(ii);

(ix)          he can bear the economic risk of (A) an investment in the Acquired Shares indefinitely and (B) a total loss in respect of such investment;

(x)            neither he nor any of his Related Parties is a Prohibited Person;

(xi)          he is acquiring the Acquired Shares solely for himself; and

(xii)       he has been advised that

(A)       each holder of MDTR Common Stock is entitled to one vote for each such share on all matters submitted to a vote of shareholders;

(B)        cumulative voting for the election of directors is not authorized;

(C)        subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of such shares are entitled to receive dividends out of legally available assets at such times and in such amounts as the Board may from time to time determine;

(D)       the MDTR Common Stock is not subject to conversion or redemption and the holders thereof are not entitled to preemptive rights;

(E)        upon the liquidation, dissolution or winding up of MDTR, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and the payment of liquidation preferences, if any, on outstanding preferred stock, will be distributable ratably among the holders of the MDTR Common Stock;

(F)        each share of MDTR Common Stock is entitled under Florida law and the MDTR Charter Documents to one vote with respect to each matter on which shareholders are entitled to vote;

(G)       MDTR’s directors are elected by plurality and the favorable vote of a majority of the shares present at a meeting and constituting a quorum are required to act on other matters presented for shareholder action;

(H)       Florida law permits shareholders to act by written consent, which requires a majority of the votes that could be cast if the matter consented to were presented for action at a meeting of shareholders,

(I)          the Company may issue up to 10,000,000 shares of preferred stock in series and to provide for, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of the MDTR Common Stock, without the consent of the holders of the MDTR Common Stock and that the provisions of a series could, among other things, (1) restrict dividends paid to the holders of shares of Common Stock or grant rights to dividends prior to those of the holders of Common Stock, (2) dilute the voting power of the holders of shares of Common Stock or vest voting control of the Company in one or a few holders of a series of preferred stock, (3) impair the liquidation rights of holders of shares of Common Stock and (4) delay or prevent a change in control of the Company; and

(J)          the Company has amended its articles of incorporation to create a series of 1,000,000 shares of its preferred stock, designated as Series A Convertible Preferred Stock, the holders of which have voting control of MDTR, and has agreed in the DH Employment Agreement to issue them to DH.

Section 5.06 MDTR Documents. He has received, read and understands documents specified in Section 5.05(viii).

Section 5.07 Disclaimer. Except as set forth in this Article V, neither the Shareholder nor any other Person acting on his behalf makes any other express or implied representation or warranty with respect to himself or the nature of his participation in the Exchange. MDTR acknowledges that it is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in this Article V.

ARTICLE VI

Additional Agreements

Section 6.01 Reasonable Best Efforts; Filings. Subject to the terms and conditions of this Agreement, each of MDTR, ACT and each of the Shareholders shall cooperate with the other parties and use (and shall cause its Affiliates to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Exchange, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Exchange and (iii) execute and deliver any additional instruments necessary to consummate the Exchange.

Section 6.02 Corporate Actions. Promptly after the execution and delivery of this Agreement, MDTR shall cause the MDTR Certificate of Amendment to be delivered to the Florida Secretary of State for filing pursuant to the provisions of the Florida Business Corporation Act. Upon MDTR’s receipt of notice that the MDTR Certificate of Amendment has been so filed, MDTR shall prepare the FINRA Notice and file it with FINRA.

Section 6.03 Transfer of MDTR Business and Assets to MSub; Officers and Directors of MSub.

(a)        Promptly after the execution and delivery of this Agreement, MDTR shall cause a wholly owned subsidiary of MDTR to be incorporated (“MSub”) and upon such incorporation, MDTR shall cause all of its Contracts, business and assets to be assigned and transferred to MSub and shall cause MSub to assume all of MDTR’s liabilities; provided that, in the event that the assignment or transfer of any Contract is prohibited by its provisions or that such transfer and assignment would constitute (alone, with notice or the passage of time, or both) a default thereunder, MDTR will cause MSub to perform the obligations of MDTR thereunder and MDTR shall make the benefits of such Contract available to MSub (including the transfer of all receipts, less any expenses paid, in respect of such Contract), in each case as if such Contract had been so assigned and transferred; and provided further that no Contract that obliges MDTR to repay borrowed money or obliges MDTR to issue its Equity Securities shall be so assigned or transferred. Without prior written the consent of the holders of the MDTR Series A Preferred Stock, MDTR shall not (i)  permit MSub to merge, consolidate, liquidate or transfer its assets outside the ordinary course of its business, (ii) pay dividends or make distributions (iii) sell, assign, transfer, pledge, hypothecate or otherwise dispose of MSub’s shares, (iv) permit MSub’s articles of incorporation to be amended or (v) agree to do any of the foregoing.

(b)       Prior to the Closing, MDTR shall cause DH to be appointed sole director and chief executive officer of MSub. MDTR shall not appoint additional directors of MSub nor shall it remove him as a director of MSub without Cause. As used in the previous sentence, “Cause” means (i) the commission of an act of fraud, embezzlement or dishonesty with respect to MSub by DH, (ii) his conviction of, or plea of “guilty” or “no contest” to, a felony, (iii) his unauthorized use or disclosure of confidential information or trade secrets of MSub or (iv) his gross negligence as a director of MSub, a material violation of any duty of loyalty or other fiduciary duty to MSub or any other demonstrable material willful misconduct on his part as a director of MSub.

Section 6.04 Prohibition on Transfers; Other Actions. Prior to the Closing, no Shareholder shall directly or indirectly, subject to any Lien, sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement with respect to any Lien, the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise) of any interest in any shares of ACT Common Stock. Any such transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer by a Shareholder in violation of this provision shall be void and ACT shall not register it on its books.

Section 6.05 Public Disclosure. No party shall make or issue any press release or other public statement with respect to this Agreement or the Exchange without the prior written consent of the other parties, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. Notwithstanding the foregoing, this Section 6.05 shall not apply to any press release or other public statement made by MDTR that its counsel advises it to make in order to satisfy its obligations under federal and state Laws relating to securities or to any filing that MDTR is required to make under the Exchange Act.

Section 6.06 Legend. All certificates shares of MDTR Common Stock issued to the Shareholders in the Exchange will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

Like restrictions on transfer will be imposed with respect to uncertificated shares.

Section 6.07 Tax Matters. The parties intend that Exchange qualify as a “reorganization” under Section 368 of the Code, and the parties shall not take any position inconsistent with such treatment, unless otherwise required by applicable Law.

ARTICLE VII

Conditions to Closing

Section 7.01 Conditions to the Obligations of MDTR and the Shareholders. The respective obligations of each of MDTR and the Shareholders to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)        no temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, nor shall there be in effect any applicable Law enjoining or otherwise prohibiting consummation of the Exchange (collectively, “Restraints”);

(b)        the MDTR Certificate of Amendment shall have been filed;

(c)        FINRA shall have processed the FINRA Notice; and

(d)        MDTR and the Shareholders’ Representative shall be satisfied, based solely upon advice of accountants or other advisers and without a ruling of the Internal Revenue Service, that the exchange is a tax-free reorganization under Section 368 of the Internal Revenue Code.

(e)       The following Persons shall have been appointed to serve as the sole members of the board of directors of MDTR effective on the Closing Date:

Douglas Heldoorn

Eric Horton

Daniel Salinas

(f)       The following Persons shall have been appointed to the offices of MDTR appearing next to their names to serve without any employment agreement at the pleasure of the board of directors, with the exception on any employment agreement that is in effect prior to the Closing Date:

Name	Office
Douglas Heldoorn	Chief Executive Officer
Jeffory A. Carlson	Chief Financial Officer
Daniel Salinas	Secretary
Barry J. Miller	Assistant Secretary

Section 7.02 Conditions to the Obligations of MDTR. The obligation of MDTR to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)        the representations and warranties of ACT set forth in Article IV shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

(b)        the representations and warranties of the Shareholders set forth in Article V shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

(c)        ACT shall have complied with or performed in all material respects the obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(d)        each of the Shareholders shall have complied with or performed in all material respects the obligations required to be complied with or performed by him pursuant to this Agreement at or prior to the Closing;

(e)        all of the holders of ACT Common Stock shall be parties to this Agreement on the Closing Date;

(f)        MDTR shall have received (i) a certificate signed on behalf of ACT by its chief executive officer, certifying that the conditions set forth in Sections 7.02(a), 7.02(c) and 7.03(e) have been satisfied and (ii) a certificate signed by the Shareholders’ Representative, certifying that the conditions set forth in Sections 7.02(b) and 7.02(d) have, to the best of his Knowledge, but without investigation, have been satisfied;

(g)       the GP Agreement shall not have been amended;

(h)       MDTR shall be satisfied with the capacity, financial and otherwise, of GP Solutions, Inc. to perform its obligations under the GP Agreement; and

(i)       GP shall have delivered to MDTR the certificate of GP, addressed to MDTR and acknowledging that such delivery is a material inducement to MDTR to complete the Closing, affirming that, on and as of the Closing Date, (i) the GP Agreement is valid, binding and in full force and effect with respect to GP, (ii) GP is not, and to the Knowledge of GP, ACT is not, in breach or violation of, or default under, the GP Agreement, (iii) to the Knowledge of GP, no event has occurred that, with notice, the lapse of time or both, would constitute such a breach, violation or default on the part of GP or ACT and (iv) the GP Agreement has not been amended and neither ACT or GP has agreed to amend it.

Section 7.03 Conditions to the Obligations of the Shareholders. The obligations of the Shareholders to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)        the representations and warranties of MDTR set forth in Article III shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct as of the Closing Date with the same effect as though made as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b)        MDTR shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)        the representative of the Shareholders shall have received a certificate addressed to all of the Shareholders signed on behalf of MDTR by its chief executive officer, certifying that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII

Termination; Survival

Section 8.01 Termination. This Agreement may be terminated and the Exchange abandoned at any time prior to the Closing:

(a)       by the mutual written consent of MDTR and the Shareholders;

(b)       by either MDTR or the Shareholders upon written notice to the other, if the Closing should not have occurred on or prior to October 31, 2020 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 8.01(b);

(c)       by either MDTR or the Shareholders if any Restraint enjoining or otherwise prohibiting consummation of the Exchange shall be in effect and shall have become final and nonappealable prior to the Closing Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 6.01;

(d)       by the Shareholders if MDTR shall have breached any of its representations or warranties or failed to perform any of their respective covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03 and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty calendar days (but in no event later than the Termination Date) following receipt by MDTR and ACT of written notice of such breach or failure to perform from any of the Shareholders stating his intention to terminate this Agreement pursuant to this Section 8.01(d) and the basis for such termination; provided that such Shareholder shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if any of the Shareholders is then in material breach of any of his representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 7.02(b) or Section 7.02(d); or

(e)        by MDTR if any Shareholder shall have breached any of his representations or warranties or failed to perform any of his covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02 and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by such Shareholder and the Shareholders’ Representative of written notice of such breach or failure to perform from MDTR stating MDTR’s intention to terminate this Agreement pursuant to this Section 8.01(e) and the basis for such termination; provided that MDTR shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if MDTR is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b).

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.02, Article IX and Article X, all of which shall survive such termination), and there shall be no liability on the part of MDTR, ACT, any of the Shareholders or MDTR’s and ACT’s respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination or from fraud.

Section 8.03 Survival. The representations and warranties of the parties set forth in this Agreement and in any document delivered in connection herewith shall not survive the Closing, except that the following representations and warranties shall survive the Closing indefinitely: (i) the representation and warranty of each Shareholder set forth in Section 5.05, (ii) the representations and warranties of MDTR set forth in Sections 3.08 and 3.10 and (iii) the representations and warranties of ACT set forth in Sections 4.06,. 4.07, 4.08, 4.09 and 4.10. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

ARTICLE IX

Miscellaneous

Section 9.01 Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of each of the parties.

Section 9.02 Extension of Time, Waiver, Etc. Any party may, subject to applicable Law and only in writing, (a) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of another party or (c) waive compliance by another party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay of a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other.

Section 9.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.05 Entire Agreement; No Third-Party Beneficiaries; No Recourse.

(a)        This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, whether written and oral, by or among the parties with respect to the subject matter hereof and thereof.

(b)        No provision of this Agreement shall confer upon any Person other than the parties and their permitted assigns any rights or remedies hereunder.

Section 9.06 Governing Law; Jurisdiction.

(a)        This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed in and to be performed entirely within that state, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

(b)        Any legal or administrative proceeding, suit at law or in equity, investigation, arbitration or action (an “Action”) arising out of or based upon this Agreement shall be heard and determined in any state court located in Riverside County, California, having jurisdiction in the premises and the parties hereby irrevocably submit to the exclusive jurisdiction and venue of such court in any such Action and irrevocably waive assertion of the doctrine of forum non conveniens or the defense of lack of jurisdiction with respect to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9.06(b) shall not constitute general consents to service of process in the State of California and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Service of process upon any party in any Action arising out of or based upon this Agreement shall be effective if notice is given in the manner specified in Section 9.09. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 9.07 Equitable Remedies. The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including the failure of the parties to take any action required of them hereunder to cause the Closing to occur. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, for the avoidance of doubt, the right of MDTR and the Shareholders to cause the Exchange to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts specified in Section 9.06(b) without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 9.07), this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Exchange and without that right, neither MDTR nor the Shareholders would have entered into this Agreement. The parties agree not to assert that their above agreement relating to specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert in an Action seeking specific performance that a remedy of monetary damages would be adequate or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.07 shall not be required to provide any bond or other security in connection with any such injunction.

Section 9.08 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09 Notice. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally (against a written receipt therefor) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to MDTR, at:

Medtainer, Inc.

1620 Commerce St.

Corona, CA 92880

Attention: Chief Executive Officer

If to ACT, to:

Advanced Container Technologies, Inc.

555 West Country Club Road, Suite C#324

Escondido, CA 92026

Attention: President

If to a Shareholder:

c/o the Shareholders’ Representative at the offices of ACT

or such other address or email address as a party other than a Shareholder may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof, if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the full extent permitted by applicable Law.

Section 9.11 Expenses. All costs and expenses incurred in connection with this Agreement and the Exchange shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.12 Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date of this Agreement’ when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes or regulation) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference in this Agreement to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. ACT and each Shareholder acknowledges that MDTR has advised it or him to submit this agreement to an attorney of its or his choosing for review.

Section 9.13 Acknowledgment of Securities Laws. Each Shareholder hereby acknowledges that he is aware, and that he will advise his Representatives who are provided material non-public information concerning MDTR, ACT or their respective securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 9.14 Effectiveness. This Agreement shall be effective when it has been signed by MDTR, ACT and all of the Shareholders.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MEDTAINER, INC.		ADVANCED CONTAINER TECHNOLOGIES, INC
By:	/s/ Douglas P. Heldoorn	By:	/s/ Daniel Salinas
	Douglas P. Heldoorn		Daniel Salinas
	President		President

[Signature Pages for Shareholders Follow.]

Signature Page for Shareholders of ACT

Individuals

/s/ Larry Bales	/s/ David Roberts	/s/ Farzan Barbai
Larry Bales	David Roberts	Farzan Babai

Number of Shares: 25,000	No. of Shares: 100,000	Number of Shares: 25,000

Date: August 14, 2020	Date: August 18, 2020	Date: August 21, 2020

/s/ Douglas P. Heldoorn	/s/ Daniel Salinas	/s/ Brett Williams
Douglas P. Heldoorn	Daniel Salinas	Brett Williams

Number of Shares: 5,080,000	No. of Shares: 29,950,000	Number of Shares: 80,000

Date: August 31, 2020	Date: August 24, 2020	Date: August 15, 2020

/s/ Yonqui Dai	/s/ Jeffory A. Carlson	/s/ John Hagler
Yonqi Dai	Jeffory A. Carlson	John Hagler

Number of Shares: 25,000	No. of Shares: 150,000	Number of Shares: 75,000

Date: August 14, 2020	Date: August 31, 2020	Date: August 18, 2020

/s/ Peter Madary	/s/ Jack Reingruber	/s/ Dehuga Oscar Rivera-Villegas
Peter Madary	Jack Reingruber	Dehuga Oscar Rivera-Villegas

Number of Shares: 20,000	No. of Shares: 20,000	Number of Shares: 10,000

Date: August 14, 2020	Date: August 14, 2020	Date: August 14, 2020

/s/ Bert Baluyut	/s/ Trent Zepeda	/s/ David Morales
Bert Baluyut	Trent Zepeda	David Morales

Number of Shares: 10,000	No. of Shares: 25,000	Number of Shares: 25,000

Date: August 14, 2020	Date: August 14, 2020	Date: August 14, 2020

/s/ Ken Pavia	/s/ David Huffman	/s/ Arthur Gordon
Ken Pavia	David Huffman	Arthur Gordon

Number of Shares: 20,000	No. of Shares: 10,000	Number of Shares: 80,000

Date: August 14, 2020	Date: August 14, 2020	Date: August 21, 2020

Signature Page for Shareholders of ACT

Corporations

MICRO FARMING, INC.	GP CAPITAL GROUP, INC.
By: /s/ Terry Ubl	By: /s/ Natalie Russell
Terry Ubl	Natalie Russell
President	CFO

Number of Shares: 2,500,000	Number of Shares: 1,750,000

Date: September 9, 2020	Date: September 9, 2020

GP SOLUTIONS, INC.
By: /s/ George Naztic
George Naztic
President

Number of Shares: 10,000,000

Date: September 9, 2020